EXHIBIT 99.1

NEWS RELEASE

RANGE ELECTS MARY RALPH LOWE AS A NEW DIRECTOR

FORT WORTH, TEXAS, APRIL 1, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) announced today the addition of Mary Ralph Lowe as a new member to the Company’s Board of Directors. Ms. Lowe will stand for re-election at the Company’s annual meeting in May along with all of Range’s directors other than Mr. Blackburn, who has announced his plan to retire from the Board.

Ms. Lowe has been president and chief executive officer of Maralo, LLC, a private oil and gas exploration and production company and ranching operation, since 1973, and a member of its board of directors since 1975. Ms. Lowe along with her mother, Erma Lowe, established the Lowe Foundation in 1988 to support preventative or rehabilitative programs that benefit the critical needs of at risk women and children. Ms. Lowe also serves on the Boards of Texas Christian University, the Performing Arts Center of Fort Worth, the National Cowgirl Museum and Hall of Fame, and the Modern Art Museum of Fort Worth. Ms. Lowe previously served on the Board of Apache Corporation, a large oil and gas exploration company, from 1996 to 2002.

John Pinkerton, Range’s Executive Chairman commented, “We are delighted that Mary Ralph Lowe has agreed to join Range’s Board. Her deep understanding of the oil and gas industry will be a valuable asset to our Board. In addition, Mary Ralph brings substantial Board experience in both the public and private sectors.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is one of the leading independent oil and natural gas producers in the US. Its operations are primarily focused in the Marcellus Shale in Appalachia and liquids-rich areas of the Southwest. The Company is the largest natural gas liquid producer in Appalachia. The Company pursues an organic growth strategy at low finding costs by targeting the highest rate of return projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

SOURCE: Range Resources Corporation

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Michael Freeman, Financial Analyst

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